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                                                                      EXHIBIT 11

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE


                                                 March 31, 1998
                                  -----------------------------------------
                                                 Dilutive Effect
                                                   of Options
                                    Basic            Issued         Diluted
                                  ---------      ---------------   ---------
                                    (In thousands, except per share data)
Net Income ...............        $ 86,452               --        $ 86,452

Shares available to common
     shareholders ........         158,374            1,624         159,998
                                  --------         --------        --------

Earnings per share .......        $   0.55                         $   0.54
                                  ========         ========        ========



                                                 March 31, 1997
                                  -----------------------------------------
                                                 Dilutive Effect
                                                   of Options
                                    Basic            Issued         Diluted
                                  ---------      ---------------   ---------
                                    (In thousands, except per share data)
Net Income ...............        $ 70,900               --        $ 70,900

Shares available to common
     shareholders ........         146,522            1,216         147,738
                                  --------         --------        --------

Earnings per share .......        $   0.48                         $   0.48
                                  ========         ========        ========




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